UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report: June 7, 2007

MEXORO MINERALS LTD.
(formerly SUNBURST ACQUISITIONS IV, INC.)
(Exact name of registrant as specified in its charter)

Colorado	0-23561	84-1431797
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

609 Granville Street, Suite 880 Vancouver, B.C. Canada	V7Y 1G5
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, including area code: 800-661-7830

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8. Other Events and Regulation FD Disclosure

The Company would like to report the following information:

1.
In an independent report completed March 2007 on the Company’s Cieneguita project, an independent surveyor has projected that the property contains a gold mineralized area of approximately 350,000 ounces. This estimate is not an estimate of reserves and has been calculated from previous drill results published by the former owners of the property and from trench samples completed on the property.

2.
Our exploration work on the Cieneguita property has indicated three additional gold zones outside of the delineated mineralized zones that our head geologist estimates may add an additional 40,000 ounces of gold to our approximation of the mineralized area. This estimate is not an estimate of provable or proven reserves. The property currently does not have any proven or provable reserves.

3.
It is the Company’s intention to put the Cieneguita property into production, and, as such, the Company is preparing the site for mining. The Company plans to mine 30,000 tonnes of ore per month, which we estimate will produce 1,500 oz of gold per month at a total cost of $230/oz. Gold prices are subject to change but we expect gold prices to be between $500 and $700 during the next 5 years. There is no assurance, though, that we can obtain such results as we have no proven reserves on this property.

4.
Previous reports published in the public domain estimate that the Guazaparez property has a drill indicate mineralized area of 500,000 ounces of gold. However, we have not yet determined if this gold can be economically mined and we have not yet found any proven or provable reserves.

5.
Our Chief Operating Officer, Mr. Ayub, believes that the geological model from recent exploration of our Sahauyacan property could indicate a gold resource of up to one million ounces in the three zones. The property currently does not have any proven or provable reserves.

6.
Mr. Ayub also believes that the geological model from recent exploration of our Encino Gordo property indicates the potential for 3 million ounces of gold to be contained in a gold/copper porphyry on the property. The model does not indicate if it will be economically feasible to mine the gold.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

MEXORO MINERALS, LTD.
By: /s/ Robert Knight
Robert Knight, President and Director
June 7, 2007